Exhibit 99.1

Gray Media and Byron Allen’s Allen Media Group Closed Station Transactions

Atlanta, Georgia– May 1, 2026 - Gray Media, Inc. and Byron Allen’s Allen Media Group, Inc. announced today that the parties have closed on both of their previously announced transactions for a total purchase price of $171 million plus working capital adjustments.  In particular, Gray acquired stations located in three new markets for Gray on March 26, 2026, and Gray acquired stations in the remaining seven overlap markets today.

About Gray Media:

Gray Media, Inc. (NYSE: GTN) is a multimedia company headquartered in Atlanta, Georgia. We are the nation’s largest owner of top-rated local television stations and digital assets serving 117 full-power television markets that collectively reach approximately 37% of US television households. The portfolio includes 80 markets with the top-rated television station and 100 markets with the first and/or second highest rated television station in average all-day ratings across the 116 of such markets that were measured by Nielsen in 2025. We also own the largest Telemundo Affiliate group with 47 markets and Gray Digital Media, a full-service digital agency offering national and local clients digital marketing strategies with the most advanced digital products and services. Our additional media properties include video production companies Raycom Sports, Tupelo Media Group, and PowerNation Studios, and studio production facilities Assembly Atlanta and Third Rail Studios. For more information, please visit www.graymedia.com.

About Allen Media Group:

Chairman and CEO Byron Allen founded Allen Media Group in 1993. Headquartered in Los Angeles, it has offices in New York and Atlanta. Allen Media Group owns/operates 28 ABC-NBC-CBS-FOX network affiliate broadcast television stations in 21 U.S. markets and ten 24-hour HD television networks serving nearly 300 million subscribers: THE WEATHER CHANNEL, PETS.TV, COMEDY.TV, RECIPE.TV, CARS.TV, ES.TV, MYDESTINATION.TV, JUSTICECENTRAL.TV, THEGRIO TELEVISION NETWORK, and HBCU GO. Allen Media Group also owns the digital streaming platforms HBCU GO, SPORTS.TV, THEGRIO, THE WEATHER CHANNEL STREAMING APP, and LOCAL NOW--the free-streaming AVOD service, which delivers real-time, hyper-local news, weather, traffic, sports, and lifestyle information. Allen Media Group also produces, distributes, and sells advertising for 74 television programs, making it one of the largest independent producers/distributors of first-run syndicated television programming for broadcast television stations. With a library of over 7,000 hours of owned content across multiple genres, Allen Media Group provides video content to broadcast television stations, cable television networks, mobile devices, and multimedia digital. Allen Media Group’s mission is to provide excellent content to its viewers, global platforms, and Fortune 500 advertising partners. For more information, visit: www.allenmedia.tv

Gray Contact:

Kevin P. Latek, Executive Vice President, Chief Legal and Development Officer, 404-266-8333

Allen Media Group Contact:

Eric Peterkofsky, Executive Vice President, Talent & Public Relations, 310-277-3500

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